Exhibit 99.1
Nanosphere, Inc.
4088 Commercial Avenue
Northbrook, IL 60062
NEWS
Nanosphere Announces Second Quarter 2009 Results
NORTHBROOK, Ill., August 11, 2009 — Nanosphere, Inc. (NASDAQ: NSPH), a leader in the development and commercialization of advanced molecular diagnostics systems, today reported financial results for the second quarter and six months ended June 30, 2009.
Total revenue for the second quarter of 2009 was approximately $400,000 compared with total revenue of $195,000 for the second quarter 2008 and $257,000 in the first quarter of 2009. Net loss for the second quarter of 2009 was $8.4 million as compared to $9.8 million for the second quarter of 2008. Cash on hand at the end of the second quarter of 2009 was $58.2 million. For the six months ended June 30, 2009, total revenue was approximately $657,000 compared to approximately $770,000 for the same period last year.
“We continue to move our strong pipeline of new products through the FDA, while the clinical trials for our troponin assay are also progressing well,” said William Moffitt, Nanosphere’s president and chief executive officer.
“In July,” Mr. Moffitt added, “we received clearance for the company’s cystic fibrosis (CF) nucleic acid test that detects mutations in the CFTR gene which can contribute directly to the development of cystic fibrosis. With the May 2009 FDA clearance of our influenza and respiratory syncytial virus (RSV) test along with the CF assay, we have expanded our test menu to four products with four more in the pipeline. These include the assay for hemochromatrosis, the second generation version of the Verigene System that incorporates automated sample processing, a second generation flu and our troponin assays.”
“The clinical trials for our regulatory submission for our troponin assay are on track and we anticipate completing these trials and filing with the FDA by the early fall. While we are encouraged with these developments, product sales remain constrained while our products undergo FDA review, including the new Verigene SP system,” Mr. Moffitt explained.
For the second quarter of 2009, research and development expenses declined to $4.4 million from $6.0 million in the second quarter of 2008. The $1.6 million drop in research and development expenses consisted of declines of $700,000 and $900,000 in staff and materials spending, respectively, primarily due to increased focus on core investments and the completion of the initial development of the Verigene SP last year. For the six months ended June 30, 2009, research and development expenses decreased to $9.2 million from $11.9 million in the comparable six months of 2008, reflecting declines in staffing and materials spending of approximately $2.3 million.
Sales, general and administrative expenses decreased slightly to $3.7 million in the 2009 second quarter compared to $3.8 million in the 2008 second quarter. The decline stemmed primarily from completion of initial implementation of the company’s Sarbanes-Oxley compliance program in 2008 that was mostly offset by increases in spending on Nanosphere’s FAST-TRAC clinical trial for its cardiac troponin assay in 2009. For the first six months of 2009, sales, general and administrative expenses decreased to $6.8 million from $7.2 million in the same period of 2008.
The company will hold a live conference call and webcast for investors on Tuesday, August 11, 2009 at 5:00 P.M., Eastern Daylight Time. The teleconference can be accessed by dialing 888-713-4205 (U.S./Canada) or 617-213-4862 (international), participant code 98920260. The call will also be broadcast live over the Internet and can be accessed by interested parties at the Investor Relations tab on the Nanosphere website: www.nanosphere.us.
For interested individuals unable to join the call or webcast, a replay will be available through August 13, 2009 by dialing 888-286-8010 or for international calls 617-801-6888, pass code 42997220, or on the company’s website.
About Nanosphere, Inc.
Nanosphere develops, manufactures and markets an advanced molecular diagnostics platform, the Verigene® System, for direct genomic and ultra-sensitive protein detection. This easy to use and cost effective platform enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.
Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing, if and when necessary, to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:
Investors:	Media:
Nanosphere, Inc.	The Torrenzano Group
Roger Moody, 847-400-9021	Rick Anderson, 212-681-1700, Ext. 115
Chief Financial Officer	randerson@torrenzano.com
rmoody@nanosphere.us

Nanosphere, Inc.
Statements of Operations
(Unaudited)

	Three Month Periods Ended June 30,		Six Month Periods Ended June 30,
	2009	2008	2009	2008
		As Adjusted		As Adjusted

REVENUE:
Grant and contract revenue	$159,497	$—	$159,497	$272,612
Product sales	242,740	194,715	497,965	498,119

Total revenue	402,237	194,715	657,462	770,731
COSTS AND EXPENSES:
Cost of sales	400,312	226,176	710,483	575,605
Research and development	4,439,933	6,023,828	9,240,185	11,947,657
Sales, general, and administrative	3,693,311	3,777,507	6,820,176	7,186,405

Total costs and expenses	8,533,556	10,027,511	16,770,844	19,709,667

Loss from operations	(8,131,319)	(9,832,796)	(16,113,382)	(18,938,936)
OTHER INCOME (EXPENSE):
Foreign exchange loss	(1,906)	(235)	(2,180)	(24,645)
Interest expense	(344,156)	(545,591)	(743,078)	(1,130,628)
Interest income	93,238	546,698	281,024	1,478,917

Total other income (expense)	(252,824)	872	(464,234)	323,644

NET LOSS	$(8,384,143)	$(9,831,924)	$(16,577,616)	$(18,615,292)

Net loss per common share — basic and diluted	$(0.38)	$(0.44)	$(0.75)	$(0.84)
Weighted average number of common shares outstanding — basic and diluted	22,228,884	22,202,620	22,228,790	22,197,395

Nanosphere, Inc.
Condensed Balance Sheets
(Unaudited)

	June 30,	December 31,
	2009	2008

Cash and cash equivalents	$58,237,556	$75,356,960
Other current assets	3,073,215	2,672,954

Total current assets	61,310,771	78,029,914
Net property and equipment	6,840,966	7,294,224
Intangible assets — net of accumulated amortization	1,500,677	1,443,582
Other assets	111,824	128,190

Total assets	$69,764,238	$86,895,910

Current liabilities	9,581,248	9,002,665
Long term liabilities	986,451	3,352,137
Total stockholders’ equity	59,196,539	74,541,108

Total liabilities and stockholders’ equity	$69,764,238	$86,895,910

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